Exhibit 99.1

USA Technologies, Inc. Appoints Three New Independent Directors

Board Expands to Ten Members

Newly established Compliance Committee to be Chaired by New Director

MALVERN, Pa. -- April 10, 2019 -- USA Technologies, Inc. (NASDAQ:USAT) (the “Company”), a premier digital payment, consumer engagement and logistics service provider for the self-service retail market, today announced that Donald W. Layden, Jr., Patricia A. Oelrich, and Ingrid S. Stafford have been appointed to the Board of Directors (the “Board”), effective April 8, 2019. With the addition of these three new independent directors, the Board will expand from seven to ten directors.

Each new director brings significant expertise in areas relevant to USA Technologies’ business and ongoing efforts to strengthen its risk, audit and compliance functions. Don Layden is currently a Venture Partner at Baird Venture Partners, where he focuses on investments in business services, with emphasis on financial technology, business process outsourcing and healthcare services. Patricia Oelrich has in the past served as Vice President of Global IT Risk Management at GlaxoSmithKline PLC and Vice President of Internal Audit at SmithKline Beecham, and was a partner at Ernst & Young. Ingrid Stafford is currently a Senior Advisor to the Senior Vice President for Business and Finance at Northwestern University and brings current public board,  audit,  risk and technology committee experience.

The Company previously announced that it had established a Compliance Committee of the Board, and effective April 8, 2019, the Board appointed Don Layden as Chair, and Ingrid Stafford and existing director, Joel Brooks, as members of the Committee. In establishing this Committee, and with the recent appointment of James Pollock as Chief Compliance Officer, the Board is fulfilling one of the Audit Committee’s recommendations made following the conclusion of its previously announced internal investigation.

“We are excited to welcome directors of Don, Trish, and Ingrid’s caliber to USA Technologies,” said Al Moschner, Chair of the USA Technologies Board. “Collectively, Don, Trish, and Ingrid represent significant experience in areas of strategic and operational importance to the Company at this stage of its evolution, including enterprise risk management, financial audit, and digital and technological strategy. The Board and I believe that the addition of these three independent directors will enhance our ongoing efforts to improve controls and coordination within USA Technologies, and enhance the Company’s governance.”

About Donald W. Layden, Jr.

Layden has served as a Venture Partner of Baird Capital Partners since 2011, where he focuses on investments in business services with an emphasis on financial technology and business process outsourcing. He is also an of counsel partner of Quarles & Brady LLP, where he practices corporate law. He previously held various positions at Metavante Technologies, Inc. (NYSE:MV), including as Senior Executive Vice President of Corporate Development and Strategy, Corporate Secretary and General Counsel. He assisted with the successful merger of Metavante Technologies, Inc. into Fidelity National Information Services, Inc. (NYSE:FIS). Layden has been a director on the boards of private companies including Catalyze, Inc., Saftpay, Inc. Datica Health, Inc., Zipmark Inc., and SafetyPay Inc. Layden holds a JD with honors and a BA in Economics and Political Science from Marquette University.

About Patricia A. Oelrich, PhD, CPA, CISA

 Oelrich previously served as Vice President of Global IT Risk Management at GlaxoSmithKline PLC  and prior to that was Vice President of Internal Audit at SmithKline Beecham prior to its merger with GlaxoWellcome.  She was a partner and practice leader at Ernst & Young where she was employed from 1975 through 1994. Oelrich is an experienced corporate board member, having served as Audit Committee chair and a member of the Nominating and Corporate Governance Committee for Pepco Holdings (NYSE:POM) before its sale to Exelon Corporation. Since December 2014, she has been serving on the Board of the Office of Finance of the Federal Home Loan Banks, where she is the Chair of the Audit Committee and a member of the Risk Committee. She is an advisory board member for Raj and Kamala Gupta Governance Institute at Drexel University and a member of the Board of Directors for the Association of Audit Committee Members, Inc. Oelrich, a CPA, holds a bachelor’s degree in Business Accounting and Information Systems from Western Illinois University, and an MA and PhD in Human and Organizational Systems from Fielding Graduate University.

About Ingrid S. Stafford

Stafford will retire in August 2019 from Northwestern University, where she is a Senior Advisor to the Senior Vice President for Business and Finance and was the Vice President for Financial Operations and Treasurer, and held other progressively responsible financial leadership positions since 1977. She has had extensive experience with innovation and research programs from a governance perspective. Stafford has been a director of Wintrust Financial Corporation (NASDAQ:WTFC) since May 1998, where she has served as Chair of the  Audit Committee since 2008, and is also a member of the Risk Management Committee, the Executive Committee, and the Information Technology/Information Security Committee. Stafford is a trustee of the Evanston Alternative Opportunities Fund, an SEC registered fund advised by Evanston Capital Management since February 2014, where she is chair of the Audit Committee and a member of the Fund Valuation Committee. Stafford holds a BA in Economics and Political Science from Wittenberg University, an MA in Applied Economics from the University of Michigan, and a Master of Management in Finance, Accounting and Education Management from the J.L. Kellogg Graduate School of Management, Northwestern University.

About USA Technologies, Inc.

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile® for customers on the go, ePort® Interactive, and QuickConnect, an API Web service for developers. Through its acquisition of Cantaloupe Systems, Inc. (“Cantaloupe”), the company also offers logistics, dynamic route scheduling, automated pre-kitting, responsive merchandising, inventory management, warehouse and accounting management solutions. Cantaloupe is a premier provider of cloud and mobile solutions for vending, micro markets, and office coffee services.

Contacts
Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449
or
Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com